Exhibit B-2

                                                                (Execution Copy)




                                  CONFIDENTIAL



                            INTERCONNECTION AGREEMENT

                                  By and Among

                             FE ACQUISITION CORP and
                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                                       and

                          PENNSYLVANIA ELECTRIC COMPANY

                                     for the

                                 Seneca Station

                             Dated October 30, 1998

                                TABLE OF CONTENTS

                                                                  Page

1.0      Definitions................................................2
         -----------

2.0      Term...................................................... 8
         ----

3.0      Continuing Obligations and Responsibilities............... 8
         -------------------------------------------
         3.1      Interconnection Service...........................8
         3.2      Access, Easements, Conveyances, Licenses, and
                  Restrictions....................................  8
         3.3      Facility and Equipment Maintenance................ 9
         3.4      New Construction or Modifications.................10
         3.5      Inspections.......................................12
         3.6      Information Reporting Obligations.................13
         3.7      Local Services....................................13
         3.8      Company Provided Local Services...................14
         3.9      Producer Provided Local Services..................16
         3.10     Spare Parts.......................................16
         3.11     Emergency Procedure...............................16
         3.12     Interconnection Service Interruptions.............17
         3.13     Scheduled Maintenance Notification and
                  Coordination......................................17
         3.14     Safety............................................18
         3.15     Environmental Compliance and Procedures...........19

4.0      Operations.................................................20
         ----------
         4.1      General...........................................20
         4.2      Producer's Operating Obligations..................20
         4.3      Auditing of Accounts and Records..................22
         4.4      Transmission Services.............................22

5.0      Cost Responsibilities and Billing Procedures...............22
         --------------------------------------------
5.1      Cost Responsibility for Interconnection Service............22
         -----------------------------------------------
         5.2      Cost Responsibilities for Local Services..........22
         5.3      Billing Procedure.................................23
         5.4      Payment of Invoices ..............................23
         5.5      Interest on Unpaid Balances.......................23
         5.6      Default...........................................23

6.0      Documentation..............................................24
         -------------
         6.1      Drawings..........................................24

7.0      Confidentiality............................................24
         ---------------
         7.1      Confidentiality of the Company ...................24
         7.2      Confidentiality of the Producer...................25
         7.3      Confidentiality of Audits.........................25
          7.4     Remedies..........................................25

8.0      Events of Default..........................................26
         -----------------

9.0      Indemnification............................................27
         ---------------
         9.1      Producer's Indemnification........................27
         9.2      Company's Indemnification.........................28
         9.3      Indemnification Procedures........................28
         9.4      Survival..........................................28


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10.0     Insurance..................................................28
         ---------

11.0     Force Majeure..............................................29
         -------------

12.0     Disputes...................................................30
         --------

13.0     Representations............................................30
         ---------------
         13.1     Representations of the Company....................30
         13.2     Representations of the Producer...................31
         13.3     Representations of Both Parties...................32

14.0     Assignment/Change in Corporate Identity....................32
         ---------------------------------------

15.0     Subcontractors.............................................33
         --------------

16.0     Labor Relations............................................33
         ---------------

17.0     Independent Contractor Status..............................33
         -----------------------------

18.0     Limitation on Damages......................................34
         ---------------------

19.0     Notices....................................................34
         -------

20.0     Headings...................................................35
         --------

21.0     Waiver.....................................................35
         ------

22.0     Counterparts...............................................36
         ------------

23.0     Governing Law and Construction.............................36
         ------------------------------
         23.1     Laws and Regulations..............................36

24.0     Severability...............................................36
         ------------

25.0     Amendments.................................................36
         ----------

26.0     Entire Agreement...........................................37
         ----------------

27.0     No Third Party Beneficiaries...............................37
         ----------------------------

28.0  Conflicts.....................................................37
      ---------

29.0  Further Assurances............................................38
      ------------------


                                    SCHEDULES

                     Schedule A - Interconnection Facilities

                     Schedule B - Insurance Requirements

                            INTERCONNECTION AGREEMENT

         This Interconnection Agreement (the "Agreement"), dated as of October 30, 1998, by and between FE Acquisition Corp., an Ohio corporation ("FEAC"), and The Cleveland Electric Illuminating Company, an Ohio corporation ("CEI"), (FEAC and CEI being referred to collectively herein as the "Producer"), and Pennsylvania Electric Company d/b/a GPU Energy ("Company"), a Pennsylvania corporation, (the Producer and the Company each being referred to herein as a "Party", and collectively, as the "Parties"),

                                   WITNESSETH:
         WHEREAS, the FEAC and the Company have entered into an Purchase and Sale Agreement (the "PSA"), dated as of October 30, 1998, pursuant to which the Company has agreed, among other things, to sell its 20% undivided interest (the "Interest") in the Seneca Pumped Storage Generating Station (the "Station") to FEAC, and FEAC has agreed to purchase such interest from the Company;

         WHEREAS, CEI currently owns an 80% undivided interest in the station and will continue to do so after the Closing Date;

         WHEREAS, CEI and the Company are parties to that certain Facilities Agreement (the "Facilities Agreement"), dated as of October 21, 1966, pertaining to the Station;

         WHEREAS, the Producer plans to own and operate the Station on and after the Closing Date;

         WHEREAS, the Company intends to continue to operate its transmission business from its present location on and after the Closing date;

         WHEREAS,  the Station is interconnected  to the Company's  Transmission
System  and  the   Company  and  the   Producer   desire  to  keep  the  Station
interconnected to such Transmission System on the terms set forth herein; and

         WHEREAS, the Company and FEAC have agreed in the PSA that the Company and the Producer shall execute this Agreement in order to establish the requirements, terms and conditions for the interconnection of the Station with the Company's Transmission System.

         NOW  THEREFORE,   in  consideration  of  the  mutual   representations,
covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.0 Definitions. Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this
Article 1.

         1.1 "Affiliate" shall mean, with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

         1.2 "Agreement" shall mean this Interconnection Agreement dated as of October 30, 1998 by and between the Company and the Producer, including all schedules attached hereto and any amendments hereto.

         1.3 "Closing Date" shall mean the date on which the Interest is transferred from the Company to FEAC pursuant to the PSA.

         1.4 "Company Facilities" shall mean those transmission, distribution, substation, and communication facilities and related equipment located on the Station site which will be retained by the Company, and which are described or referred to in Section 2.2 of the PSA, including the Company Interconnection Facilities, and any additions, modifications or replacements thereto.

         1.5 "Company Interconnection Facilities" shall mean the structures, facilities, equipment, devices and apparatus owned or leased by, or under contract to, the Company or its Affiliates, including those that are identified as Company Interconnection Facilities or as Joint Use Facilities owned by the Company in Schedule A, as amended from time to time, which are necessary to interconnect, and to facilitate the interconnection of, the Station to the Transmission System.

         1.6 "Sublicense Agreements" shall mean the Sublicense Agreements pursuant to which the Producer and the Company each grant to the other certain licenses and sublicenses under which the Company and Producer have the right to keep, maintain and use certain equipment and systems on property being used by the other Party under licenses from the U.S. Forest Service.

         1.7  "ECAR"  shall  mean  the  East  Central  Reliability   Council,  a
reliability council under Section 202 of the Federal Power Act, established pursuant to the East Central Area Reliability Coordination Agreement.

         1.8 "Emergency" shall mean (a) with respect to the Company, a condition or situation which the PJM OI or the Company deems imminently likely


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to (i)  endanger  life or  property,  or (ii)  adversely  affect or  impair  the
Transmission System, the Company's electrical systems or the electrical or transmission systems of others to which the Transmission System or the Company's electrical systems are directly or indirectly connected, which requires that the output of the Station be adjusted to avoid or mitigate, and (b) with respect to the Producer, a condition or situation which the Producer deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Station. Such a condition or situation includes, but is not limited to,
overloading  or  potential  overloading,   excessive  voltage  drop  or  unusual
operating conditions.

         1.9 "Environmental Laws" shall mean Federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases into or onto ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

         1.10 "FERC" shall mean the Federal Energy Regulatory Commission or its successor.

         1.11 "Good Utility Practice" shall mean, in the following order of precedence, any of the applicable practices, methods and acts:

                  (a) required by NERC, the Transmission Operator, PJM Interconnection, L.L.C., PJM OI, PAPUC, ECAR, MAAC, FERC, and OSHA, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

                  (b) required by the policies and standards of the Company and Producer relating to Emergencies copies of which, as amended, shall be provided from time to time by each Party to the other; or

                  (c) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Where the practices, methods or acts required or otherwise engaged in or approved by one of the foregoing bodies is inconsistent with the practices, methods or acts required or otherwise engaged in or approved by another one or more of the foregoing bodies, the practices, methods or acts required or engaged in or approved by the body with the highest precedence shall govern. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to practices, methods, or acts generally accepted by the electric utility industry in the region.

         1.12 "Hazardous Substances" shall mean: (a) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid that may contain polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         1.13 "Interconnection Service" shall mean the service provided by the Company to interconnect the Station with the Transmission System. Interconnection Service shall not mean transmission service, ancillary services, losses, or any other service which is available and/or required under the PJM
Tariff, or any retail wheeling tariff, including any distribution or other transmission service tariff or contract, in each case as amended from time to time.

         1.14 "Joint Tag List" shall mean the list of personnel approved from time to time by the Company, in accordance with Good Utility Practice, who meet the Company's requirements to switch, tag, and ground electrical equipment.

         1.15 "Joint Use Facilities" shall mean equipment, identified as Joint Use Facilities in Schedule A, as amended from time to time, which are owned by either the Company or the Producer and which are primarily used for generation operations but which are also essential to the operational reliability of the Transmission System and are, therefore, jointly-operated by the Company and the Producer.

         1.16 "Jointly-operated" shall mean to either operate or request operation.

         1.17 "MAAC" shall mean the Mid-Atlantic Area Council, a reliability council under Section 202 of the Federal Power Act, established pursuant to the MAAC Agreement, dated August 1, 1994, or any successor thereto.

         1.18 "Maintain" shall mean construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, or upgrade, or undertake other similar activities.

         1.19 "NERC" shall mean North American Electric Reliability Council.

         1.20 "PSA" shall have the meaning assigned to such term in the first recital hereof.

         1.21 "Producer" shall have the meaning assigned to such term in the first paragraph hereof.

         1.22 "Producer's Generating Facilities" shall mean the Station, and any additions, modifications or replacements thereto.

         1.23 "OSHA" shall mean the Occupational Safety and Health
Administration.

         1.24 "PJM"   shall   mean   the   Pennsylvania-New    Jersey-Maryland
interconnected power pool operated under the PJM Agreement.

         1.25 "PJM Agreement" shall mean the Pennsylvania-New Jersey-Maryland Interconnection Agreement, dated September 26, 1956, as amended by the Operating Agreement of PJM Interconnection, L.L.C., dated as of April 1, 1997 and as amended and restated as of June 2, 1997, and as may be further amended or superseded from time to time.

         1.26 "PJM Control Area" shall mean the control area recognized by NERC as the PJM Control Area.

         1.27 "PJM Interconnection, L.L.C." shall mean the entity formerly known as the PJM Interconnection Association which was converted into a limited liability company pursuant to the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq. of the Delaware Code, by virtue of the filing of both the Certificate of Formation and Certificate of Conversion with the Secretary of State of Delaware, effective as of March 31, 1997.

         1.28 "PJM OI" shall mean the Office of the Interconnection as supervised by the Board of Managers of the PJM Interconnection, L.L.C., acting pursuant to the PJM Agreement.

         1.29 "PJM Tariff" shall mean the PJM Open Access Transmission Tariff filed by the PJM Interconnection, L.L.C. with the FERC on July 14, 1997, in Docket No. 0A97-261-000 as amended and effective April 1, 1998, and as further modified, amended or superseded from time to time, under which transmission service is provided within the PJM Control Area.

         1.30     "PAPUC" shall mean the Pennsylvania Public Utility Commission.

         1.31     "PCF" shall mean Pool Controlled Facilities.

         1.32 "Company" shall have the meaning assigned to such term in the first paragraph herein.

         1.33 "Point of Interconnection" shall mean each point of demarcation where capacity, energy, and ancillary services each are transferred between the Station and the Transmission System. The Points of Interconnection are specified in Schedule A to this Agreement, but may be modified from time-to-time by mutual written agreement of the Parties.

         1.34 "Pool Controlled Facilities" or "PCFs" shall mean those Company Interconnection Facilities over which the PJM OI, or any successor entity, exercises operational control in accordance with the applicable agreement or tariff, or any successor agreement or tariff, as such facilities are designated in Schedule A to this Agreement.

         1.35 "Qualified Personnel" shall mean individuals trained for their positions by the Producer and/or Company pursuant to Good Utility Practice.

         1.36 "Release" shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

         1.37 "Revenue Meters" shall mean all MWh, MVARh meters, pulse isolation relays, pulse conversion relays, transducers used by the PJM OI, Producer or the Company for billing purposes, and associated totalizing equipment and appurtenances (including voltage transformers and current transformers) used to measure the transfer of energy between the Parties.

         1.38 "Right-of-Way Access" shall mean gates, roadways, paths, or other means of access used or required to gain entry to the transmission or distribution system rights-of-way with respect to a Party's property or facilities.

         1.39 "Routine Inspection and Maintenance" shall mean any inspection, certification, test and/or work required pursuant to Good Utility Practice on either Party's property or facilities to ensure (a) reliable substation, transmission, and distribution operations, and (b) transmission and distribution system integrity.

         1.40 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, ac or dc, including, but not limited to, any hardware, control or protective devices, cables, conductors, electric raceways, secondary equipment, panels, transducers, batteries, chargers, and voltage and current transformers.

         1.41 "Spill Prevention Control and Countermeasure Plan" or "SPCC" shall mean a plan to be implemented for on shore facilities that includes physical structures and other measures to respond to and to prevent spills of oil from reaching navigable waters as defined in Section 502(7) of the Federal Water Pollution Control Act, or adjoining shorelines.

         1.42 "Switching, Tagging, and Mark-Up Rules" shall mean the Company's Safety Manual, Section 6: Tagging Rules Operating Division, as amended from time to time.

         1.43 "System Operator" shall mean the energy control center staff responsible for central dispatch as provided in PJM Agreement, as amended or superseded.

         1.44 "Transmission Operator" shall mean the person, or persons, designated by the Company, who coordinate the day-to-day interconnection of the Station with the Transmission System.

         1.45 "Transmission System" shall mean the facilities, including PCFs, owned, controlled, or operated by the Company, either jointly or individually, for purposes of providing transmission service, including services under PJM Tariff, and Interconnection Service.


                                    ARTICLE 2
                                      TERM

2.0      Term.

         2.1 Subject to required regulatory authorizations, if any, this Agreement shall become effective when signed by the Parties except that the obligations to provide Interconnection Service and any other services described herein shall become effective on the Closing Date, as defined in the PSA. This Agreement shall continue in effect until a mutually agreeable termination date not to exceed the retirement date for the Station, unless terminated on an earlier date by mutual agreement of the Parties or otherwise in accordance with the terms of this Agreement. The Company shall file this Agreement with the FERC as a Rate Schedule within the meaning of 18 C.F.R. Part 35. The Producer agrees to support such filing, to reasonably cooperate with the Company with respect to such filing, and to provide any information, including the filing of testimony, reasonably required by the Company to comply with applicable filing requirements. If the PSA is validly terminated pursuant to its terms prior to the Closing Date, as defined in the PSA, then this Agreement shall also terminate as of the date of such termination of the PSA.

         2.2 If (a) the FERC, any State or State regulatory commission, the System Operator, PJM Interconnection, L.L.C., or PJM OI implements a change in any law, regulation, rule or practice, or (b) the Company complies with a change in any law, regulation, rule or practice, which change or compliance, affects, or may reasonably be expected to affect, the Company's performance under this Agreement, then the Company and the Producer shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and the Company shall file such amendments with the FERC. If the Parties are unable to reach agreement on such amendments, the Company shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Section 205 or any other applicable provision of the Federal Power Act and the FERC's rules and regulations thereunder; provided that the Producer shall have the right to oppose such filing by the Company and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.


                                    ARTICLE 3
                   CONTINUING OBLIGATIONS AND RESPONSIBILITIES


3.0      Continuing Obligations and Responsibilities.

         3.1      Interconnection Service.

                  3.1.1  The   Company   shall   provide   the   Producer   with
Interconnection Service over the Company Interconnection Facilities. Interconnection Service shall be provided under this Agreement, for the Station and any additions to (including additional units at the site of the Station), upgrades of, or repowerings of the Station, but not for any other generating unit, wherever located; provided, however, that the expiration date of this Agreement shall not be extended by any such addition, upgrade or repowering of the Station.

                  3.1.2 The Company shall provide Interconnection Service at the Points of Interconnection specified in Schedule A. The Company shall permit the Producer to continue to receive Interconnection Service for the Station as long as (a) the Producer continues to Maintain the Producer's Generating Facilities as required by, and in accordance with, Good Utility Practice, and (b) the Producer has not committed a material event of default under this Agreement, which default continues after written notice of default and a reasonable opportunity to cure has been afforded to the Producer.

                  3.1.3 The Producer shall be responsible for (a) making arrangements under the applicable tariffs for transmission and ancillary services associated with the delivery of capacity and/or energy produced by the Station, which services shall not be provided under this Agreement, (b) obtaining capacity and/or energy to satisfy its station service, or other requirements, and (c) making arrangements under applicable tariffs for transmission services, losses, and ancillary services associated with the use of the Transmission System for the delivery of capacity and energy to the Station for the purpose of supplying station service or for any other use by the Producer. The Company shall reasonably cooperate with Producer with respect to such agreements.

                  3.1.4 The Company does not guarantee the non-occurrence of, or warrant against, and the Producer releases the Company from any and all claims or damages associated with: (a) any interruption in the availability of the Company Interconnection Facilities or the Transmission System; or (b) damage to the Producer's Generating Facilities resulting from electrical transients, including, without limitation, short circuits (faults), or events of force majeure as defined in Article 11, except to the extent caused by the Company's gross negligence or willful misconduct.

         3.2      Access, Easements, Conveyances, Licenses, and Restrictions.

                  3.2.1 General. Points of Interconnection, and certain operation procedures and practices for the Company Interconnection Facilities, are set forth in Schedule A to this Agreement. The Company and the Producer have granted to each other certain licenses and sublicenses for access regarding the Producer's Generating Facilities and the Company Facilities, which grants are memorialized in the Sublicense Agreement.

                  3.2.2 The Company shall be entitled to operate and/or purchase from the Producer such DC power systems, protection and metering circuit components, Supervisory Control and Data Acquisition ("SCADA") equipment, transformers, Secondary Systems, communications equipment, building facilities, software, documentation, structural components; and other facilities and appurtenances that are necessary for the Company to Maintain the Transmission System if: (a) the Producer shall commence any case under federal bankruptcy laws or other proceeding under any similar law of any jurisdiction for the relief of debtors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver for the Producer or for any substantial part of the Producer's Generating Facilities; (b) a decree or order for relief shall be entered in respect of the Producer in an involuntary case under federal bankruptcy laws, or in any other proceeding under any similar law of any jurisdiction for the relief of debtors, or a decree or order shall be entered appointing a trustee or other custodian, liquidator, or receiver for the Producer or for any substantial part of the Producer's Generating Facilities and such decree or order is not dismissed within 60 days after it is entered;
(c) the Producer shall cease its operations for more than 30 consecutive days without having an assignee, successor, or transferee in place; or (d) the Producer, or the Producer's assignee, successor, or transferee, shall fail to comply with the material obligations or duties set forth in this Agreement for more than two consecutive days, which failure adversely affects the Transmission System.

                  Upon the occurrence of any of the foregoing events, the Company shall give the Producer or the Producer's assignee, successor or transferee written notice, pursuant to Article 19, of their intent to implement their rights under this Section 3.2.2, which notice shall specify the actual or alleged failure of the Producer to comply with its obligations or duties. If the failure endangers life or property, or impairs or creates a significant risk to the safety, reliability, stability, or integrity of the Transmission System, the Company may implement this Section 3.2.2 without such prior notice as necessary in their judgment to avert such condition.

                  3.2.3 The Company shall return operational control of such facilities to the Producer as soon as practicable after the event permitting the Company to exercise such operational control has ceased, or the underlying default has been cured. The Company shall operate such facilities in accordance with Good Utility Practice and applicable, material agreements to which the Producer is a party.

         3.3      Facility and Equipment Maintenance.

                  3.3.1 The Company shall operate and maintain the Company Interconnection Facilities in a safe and efficient manner and in accordance with Good Utility Practice. The Producer shall Maintain its own property, equipment, facilities and appurtenances at the Station that might reasonably be expected to have an impact on the operation of the Company Interconnection Facilities in a safe and efficient manner, as required by and in accordance with Good Utility Practice. The Producer shall Maintain all common-use roadways and plant accesses in or about the Station.

                  3.3.2 At their sole expense,  the Producer  shall  maintain in
full  force  and  effect  all  permits,  licenses,   rights-of-way,   and  other
authorizations as may be required to Maintain the Producer's Generating Facilities.

                  3.3.4    Equipment Testing Obligations

                           3.3.4.1 The Company may reasonably request,  pursuant
to Good Utility Practice, that the Producer test, calibrate, verify, or validate the Station, and the Producer shall promptly comply with such a request. The Producer shall be responsible for all costs of testing, calibrating, verifying or validating the Station.

                           3.3.4.2  Pursuant to the foregoing  Section  3.3.4.1,
the Producer shall supply the Company, at the Company's
request and at no cost to the Company, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations related to the Producer's Generating Facilities. The Company shall supply to the Producer, at the Producer's request and at no cost to the Producer, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations related to the Company's Interconnection Facilities.

         3.4      New Construction or Modifications.

                  3.4.1 Unless otherwise required by law, regulation, or Good Utility Practice, the Company shall not be required at any time to upgrade or otherwise modify the Company Interconnection Facilities.

                  3.4.2 The Company may undertake additions, modifications, or replacements of the Company Interconnection Facilities. If such additions, modifications, or replacements might reasonably be expected to affect the Producer's operation of the Station, the Company shall provide written notice thereof to Producer as far in advance of undertaking such additions, modifications or replacements as is practicable, but in no event less than 60 days, and otherwise in a manner consistent with the requirements of FERC Order No. 889. Any such additions, modifications, or replacements shall comply with Good Utility Practice. The Company shall use reasonable efforts during and with respect to such addition, modification, or replacement to minimize any adverse impact on the Station.

                  3.4.3 In the event the Producer plans to increase the capacity of the Station, the Producer shall submit to the Company any and all plans and specifications that the Company may reasonably request related to such increase. Such specifications and plans shall be submitted by the Producer to the Company not later than twelve (12) months prior to the respective commercial operation date for additions, modifications, or replacements to the Station that will result in such increase, except as otherwise agreed to by the Company. Any such additions, modifications, or replacements shall comply with Good Utility Practice.

                  3.4.4. If the Producer plans any additions, modifications, or replacements to the Station that will not increase its capacity, but could reasonably be expected to affect the Company Interconnection Facilities, the Producer shall give the Company reasonable notice, but not less than sixty (60) days' prior written notice thereof; provided, however, that the Producer shall provide the Company with at least twelve (12) months' prior written notice, and shall submit to the Company the plans and specifications for such additions, modifications, or replacements if they will involve an outage of the Station for thirty (30) days or more. All such additions, modifications, or replacements shall (i) comply with Good Utility Practice, (ii) be accompanied by appropriate information and operating instructions, and (iii) be subject to review and acceptance by the Company, which review shall be based on Good Utility Practice and which acceptance shall not unreasonably be withheld or delayed.

                  3.4.5   The   Company's    acceptance   of   the    Producer's
interconnection plans and specifications for any proposed additions, modifications, or replacements to the Station and the Company's participation in interconnected operations with the Producer are not and shall not be construed as: (a) confirmation or endorsement of the design of the Station; (b) a warranty of safety, durability or reliability of the Station; or (c) responsibility for strength, details of design, adequacy, or capability of the Station.

                  3.4.6 Notwithstanding anything to the contrary set forth herein, all work performed in connection with the construction, installation, and maintenance of additions, modifications or replacements to the Station that requires the performance of any activities on, or which may physically affect, the Transmission System or the Company Interconnection Facilities, or any part thereof, shall be performed only by the Producer or by contractors selected by the Producer, subject to the acceptance of the Company, which shall not be unreasonably withheld or delayed.

                  3.4.7 The Company shall inform the Producer of any additions, modifications, or replacements to the Transmission System or the Company Interconnection Facilities, that are necessary as a result of the addition, modification, or replacement to the Station made pursuant to Sections 3.4.3 or
3.4.4. The Producer shall compensate the Company for all reasonable costs associated with any modifications, additions, or replacements made to the Company Interconnection Facilities or the Transmission System to the extent made necessary by any additions, modifications, or replacements to the Producer's Generating Facilities. The Company shall provide an estimate of such costs as early as practicable, but in any event not less than 30 days prior to the initiation of such addition, modification or replacement.

                  3.4.8 The Producer shall modify, at its sole cost and expense, the Station as may be reasonably required to conform with (i) changes to Good Utility Practice, or (ii) with additions, modifications, or replacements of the Transmission System or the Company Interconnection Facilities reasonably required by Good Utility Practice or implemented in accordance with this Agreement, (including, without limitation, changes to the voltages at which the Transmission System is operated.)

                  3.4.9 Upon completion of any addition, modification, or replacement to the Station that may reasonably be expected to affect the Transmission System or the Company Interconnection Facilities, but no later than ninety (90) days thereafter, the Producer shall issue "as built" drawings to the Company. Upon completion of any addition, modification, or replacement to the Transmission System or the Company Interconnection Facilities, that may reasonably be expected to affect the operation of the Station, but no later than ninety (90) days thereafter, the Company shall issue "as built" drawings to the Producer.

         3.5      Inspections.

                  3.5.1 General. The Company shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Producer's Generating Facilities. If the Company observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Company Interconnection Facilities, the Company shall notify the Producer, and the Producer shall make immediately any corrections necessitated by Good Utility Practice.

                  3.5.2 The Producer shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Company's Interconnection Facilities. If the Producer observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Station, the Producer shall notify the Company, and the Company shall immediately make any corrections necessitated by Good Utility Practice.

                  3.5.3    Joint Use Facilities.

                           3.5.3.1 Joint Use  Facilities are  identified in
Schedule A to this Agreement. The Party owning such Joint Use Facilities shall Maintain those facilities pursuant to Good Utility Practice. Each Party agrees to perform joint inspections of the Joint Use Facilities one year from the Closing Date, and annually thereafter, or as otherwise mutually agreed upon. The Company and the Producer shall bear their respective costs of participating in such inspections.
                           3.5.3.2 The Party  owning  such Joint Use  Facilities
shall provide to the other Party copies of all written reports made by or for the first Party summarizing such inspections and describing any problems, deficiencies or other observed defects. Unless the Parties agree that an alternative to such correction is preferable, the Party owning such Joint Use Facilities shall be responsible for correcting any noted deficiencies within sixty (60) days from the date of discovery thereof, or within such other period mutually agreeable to the Parties. The Party owning such Joint Use Facilities shall bear the costs of such correction.

         3.6      Information Reporting Obligations.

                  3.6.1 In order to maintain Interconnection Service, the Producer shall promptly provide the Company with all relevant information, documents, or data regarding the Station that would be expected to affect the Transmission System, and which is reasonably requested by NERC, MAAC, the PJM OI, PJM Interconnection, L.L.C., ECAR, the PAPUC, , the System Operator, the Transmission Operator, or the Company, which disclosure shall be subject to reasonable restrictions, acceptable to the Company and the Producer, regarding the disclosure of commercially sensitive information provided by the Producer.

                  3.6.2 The Producer shall supply accurate, complete, and reliable information in response to reasonable data requests necessary for operations, maintenance regulatory requirements, and analysis of the Transmission System. Such information may include metered values for MW, MVAR, voltage, current, amperage, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required by the Company for reliable operation of the Transmission System pursuant to Good Utility Practice.

                  3.6.3 Information pertaining to generation, operating parameters shall be gathered for electronic transmittal to the Company using one or more of the following: SCADA equipment, remote terminal unit ("RTU") equipment, or remote access pulse recorders or telemetry. Information pertaining to generation operating parameters shall be provided by the Producer in accordance with Schedule A.

                  3.6.4. The Producer shall be responsible for the maintenance, and any required replacements or upgrades, of the field devices and equipment used to gather information regarding generation operating parameters.

         3.7      Local Services.

                  3.7.1 General. The Company and the Producer agree that, due to the integration of certain control schemes, Revenue Metering applications, and communication networks, it is cost effective for them to provide each other with the services set forth in Sections 3.8 and 3.9 below at the prices referenced therein.

                           3.7.1.1 The Company and the Producer  shall use their
best efforts to ensure that services provided pursuant to Sections 3.8 and 3.9 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change such services, provided that (a) there is no cost to the receiving Party as a result of such change, (b) the quality, reliability, and integrity of the replacement services are equivalent to the services replaced, and (c) there is otherwise no materially adverse effect on the receiving Party.
                           3.7.1.2  Neither the Company nor the  Producer  shall
terminate any services set forth in Sections 3.8 and
3.9 below without the other Party's written consent, which consent shall not be unreasonably withheld or delayed, or without, in the case of the services set forth in Sections 3.8 and 3.9, at least twelve (12) months' prior written notification; provided, however, that if either Party no longer needs or desires a particular service provided under Section 3.8 or 3.9, that Party shall notify the other Party, and the providing Party shall terminate that service as soon thereafter as practicable.

                  3.7.2 Temporary Suspension of Section 3.8 and 3.9 Services. The Party providing the services set forth in Sections 3.8 and 3.9 below shall notify and obtain approval, which approval shall not be unreasonably withheld or delayed, from the affected Party of any scheduled temporary suspension of services at least five (5) working days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions. The Party temporarily suspending the service shall use reasonable efforts to minimize the duration of the suspension.

                           3.7.2.1 In the event of any  unplanned  or forced
suspension of the services set forth in Sections 3.8 and 3.9 below, the Party providing the service shall immediately notify the other Party first verbally and then in writing in accordance with Article 19. The providing Party shall use all reasonable efforts to minimize the duration of that suspension.

                           3.7.2.2  The  Company  and the  Producer  agree to
use all reasonable efforts to complete any repairs, modifications, or corrections that are necessary to restore to the other Party as soon as reasonably practicable, any services set forth in Sections 3.8 and 3.9 below that have been suspended.

         3.8      Company Provided Local Services.

         Local services required to be provided by the Company shall include the services identified in Schedule A and the services listed below.

                  3.8.1 Building Services. At no cost to the Producer, the Company shall provide heating, ventilation, air conditioning, lighting, and other building services, as and to the extent provided immediately prior to the Closing Date, to the Producer's Generating Facilities located within the Company Facilities.

                  3.8.2 Revenue Metering. The Company shall, at Producer's expense: (a) own and Maintain, and have the right to change the location of all Revenue Meters, instrument transformers and appurtenances associated with Revenue Meters, and analog equipment (transducers and telemetry), (b) conduct meter accuracy and tolerance tests, and (c) prepare all calibration reports required for equipment that measures energy transfers between the Producer and Company. All meter accuracy and tolerance testing hereunder shall be in accordance with Good Utility Practice and shall be conducted, at the Producer's request, in the presence of a Producer's representative.

                           3.8.2.1 The Company and the Producer  agree that,  if
the Revenue Meters and analog equipment and the Point of Interconnection are not at the same location electrically, the metering data shall be adjusted, or the Revenue Meters shall be compensated, as the Company shall deem appropriate, to record delivery of electricity in a manner that accounts for the total (load plus no-load) electrical energy losses occurring between the metering point and the Point of Interconnection, both when the Station is delivering energy to the Company and when the Company is delivering station service electricity to the Producer for the Station, or for any other use, which adjustment shall be pursuant to the methodology set forth in Schedule A.

                           3.8.2.2  If at any  time  any  Revenue  Metering  and
analog equipment is found to be inaccurate by a margin of greater than that allowed under the applicable criteria, rules, and standards of good Utility Practice, such Revenue Metering and analog equipment shall be made accurate or replaced at the Producer's expense. Meter readings for the period of inaccuracy shall be adjusted insofar as the extent of the inaccuracy can be reasonably ascertained; provided, however, no adjustment shall be made for meter readings made prior to the point in time halfway between the time of the last test that showed the Revenue Metering and analog equipment in question to be functioning accurately and the time the subsequent inaccuracy is corrected, except by agreement of the Parties. Each Party shall comply with any reasonable request of the other concerning the sealing of Revenue Meters, the presence of a representative of the other Party when the seals are broken and the tests are made, and other matters affecting the accuracy of the measurement of electricity delivered from or to the Station. If either Party believes that there has been a Revenue Meter or analog equipment failure or stoppage, it shall immediately notify the other Party thereof.

                           3.8.2.3  The  Parties  shall  each keep and  maintain
accurate and detailed records relating to the delivery of energy for a period of not less than seven (7) years. Such records shall be made available for inspection by either Party or any governmental agency having jurisdiction with respect thereto during normal business hours upon reasonable notice.

                           3.8.2.4 The Company  shall own and  Maintain,  at the
Producer's expense, all additional or updated metering and associated equipment needed in the reasonable discretion of the Company exercised in accordance with Good Utility Practice.
                           3.8.2.5.  The  Company  shall  own  and  Maintain, at
the Producer's expense, equipment for real-time communications, real-time reactive power, hourly MWh information, and such other information as required by the PJM OI, System Operator, or Transmission Operator, or as reasonably required by the Company. The Producer shall Maintain, at its own expense, operating telephone links to provide information deemed necessary by the PJM OI, System Operator, or Transmission Operator, or as reasonably deemed necessary by the Company to integrate operation of the Station with the Transmission System.

         3.9      Producer Provided Local Services.

                  Local services required to be provided by the Producer shall include the services identified in Schedule A and the services listed below.

                  3.9.1 Building Services. At no cost to the Company, the Producer shall provide the Company Facilities located within the Station with heating, ventilation, air-conditioning, lighting, potable water, sewage treatment, paging and other building services as and to the extent provided prior to the Closing Date.

                  3.9.2 Substation Operations. The Company may request and the Producer shall provide the Company with substation operating and maintenance services at a mutually agreed upon cost.

                  3.9.3 Meter Data. At no cost to, and if requested by the Company, the Producer shall provide the Company with meter data at locations that require a manual read as set forth in Schedule A to this Agreement.

                  3.9.4 Storage and Office Space. The Producer shall provide to the Company, at no cost to the Company, the use of storage areas and building spaces for spare parts and administrative uses related to the Company's Interconnection Facilities at the locations in place immediately prior to the Closing Date.

         3.10     Spare Parts.

                  Where practicable and available, and subject to applicable regulatory and other approvals, the Company and the Producer shall make available to the other Party such spare parts as are available to the Company and the Producer in the event of Emergencies or equipment failures. The Parties shall mutually agree upon payment for, or replacement of, such spare parts.

         3.11     Emergency Procedure.

                  3.11.1 The Company, through the Transmission Operator, shall provide the Producer with prompt verbal notification of Emergencies affecting either Transmission System that may reasonably be expected to affect the Producer's operation of the Station or the Joint Use Facilities owned by the Producer, and the Producer shall provide the Company prompt verbal notification of Emergencies which might reasonably be expected to affect the Company's operation of the Transmission System or the Company Interconnection Facilities. Such notification shall describe the Emergency, the extent of the damage or deficiency, the anticipated length of the outage, and the corrective action taken and/or to be taken, and shall be followed as soon as practicable with written notification in accordance with Article 19.

                  3.11.2 If in the good faith judgment of a Party, an Emergency endangers or might endanger life or property, the Party recognizing the problem shall take such action as is reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss. If, however, the Emergency involves transmission or distribution electrical equipment, the Producer shall notify the Transmission Operator, and shall obtain the consent of such personnel, prior to performing any switching operations.

                  3.11.3 The Company may, consistent with Good Utility Practice, have the Transmission Operator take whatever actions or inactions the Company deems necessary during Emergency operating conditions to (a) preserve public safety, (b) preserve the integrity of the Transmission System, (c) limit or prevent damage, and (d) expedite restoration of service. The Company shall use reasonable efforts to minimize the effect of such actions or inactions on the Station.

         3.12     Interconnection Service Interruptions.

                  3.12.1 If at any time, in the reasonable exercise of the Transmission Operator's judgment or the Company's reasonable judgment exercised in accordance with Good Utility Practice, the operation of the Producer's Generating Facilities would have an adverse impact on the quality of service rendered by the Company (including transmission or distribution services and services provided to end users), or would interfere with the safe and reliable operation of the Transmission System, the Company may discontinue Interconnection Service and/or curtail, interrupt or reduce energy delivered from the Station until the condition has been corrected. Unless the Transmission Operator, or the Company, perceives that an Emergency exists or that the risk of one is imminent, the Company shall give the Producer reasonable notice of their intention to discontinue, curtail, interrupt or reduce energy delivery in response to the interfering condition and, where practical, allow suitable time for the Producer to remove the interfering condition before any such discontinuation, curtailment, interruption or reduction commences. The Company's judgment with regard to any discontinuation, curtailment, interruption or reduction of service under this paragraph shall be made pursuant to Good Utility Practice. In the event of any discontinuation, curtailment, interruption or reduction the Company shall promptly confer with the Producer regarding the interfering conditions that gave rise to the discontinuation, curtailment, interruption or reduction and the Company shall give the Producer the Company's recommendation concerning the timely correction thereof. The Company shall restore Interconnection Service or, if applicable, cease the curtailment, interruption or reduction of energy delivery upon notification by the System Operator, PJM OI, as applicable, that the interfering condition no longer exists.

         3.13     Scheduled Maintenance Notification and Coordination.

                  3.13.1 Local Routine Inspection and Maintenance. The Company and Producer agree that, due to the integration of certain control and protective relaying schemes between the Producer's Generating Facilities and the Company Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers or potential transformers.

                  3.13.2 Transmission System Maintenance. Subject to applicable FERC regulations and policy, and the requirements under the PJM OI, the Company shall, as soon as practicable, give written notice to the Producer regarding the timing of any scheduled maintenance of the transmission facilities which might reasonably be expected to affect the operation of the Station. The Company shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of those facilities to coincide with the Producer's scheduled outages of the Station. To facilitate such notification, in June of each year, or on another date mutually acceptable to the Parties, the Producer shall furnish the Company with non-binding preliminary maintenance schedules for the Station covering the upcoming two years. The Producer shall furnish the Company with non-binding updates to such schedules to reflect significant changes thereto. In the event the Company is unable to schedule the outage of its facilities to coincide with the Producer's schedule, the Company shall use all reasonable efforts to notify the Producer inadvance of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration. The Producer shall give notice to the Company regarding any scheduled maintenance of the Producer's Generating Facilities which might reasonably be expected to affect the operation of the Company Interconnection Facilities or the Transmission System.

         3.14     Safety.

                  3.14.1 General. The Company and the Producer agree to be solely responsible for, and assume all liability for, the safety and supervision of their own employees, agents, representatives, and subcontractors, except that neither Party shall be responsible or liable hereunder for any injury to the extent caused by the act or omission of the other Party or that Party's respective contractors or agents.

                           3.14.1.1 The Company and the Producer  agree that all
work performed by either Party which might reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable laws, rules, and regulations pertaining to the safety of persons or property, and Good Utility Practice.

                  3.14.2 Switching, Tagging, and Mark-Up. The Producer shall comply with the Switching, Tagging and Mark-Up Rules at all Points of Interconnection.

                           3.14.2.1  The Producer shall be  responsible  for all
switching on the Producer's side of the Points of Interconnection, as such points are set forth in Schedule A to this Agreement. The Company shall be responsible for all switching on the Company's side of the Points of
Interconnection. The Parties owning the equipment at the Points of Interconnection shall be responsible for its switching. The respective tagging and mark-up responsibilities of the Company and the Producer are set forth in the Switching, Tagging and Mark-Up Rules.

                           3.14.2.2 The Company and the Producer,  in accordance
with the Company's Switching, Tagging and Mark-up
Rules, shall be responsible for training and testing their respective operators for inclusion on a Joint Tag List. Either as changes occur or annually, each Party shall provide the other Party with an updated list of its employees qualified for inclusion on the Joint Tag List.

                  3.15 Environmental Compliance and Procedures.

                  3.15.1 On and after the Closing Date, the Producer and the Company shall each be responsible for (a) complying with all Environmental Laws applicable to the Producer's Generating

Facilities and the Company Facilities, respectively, (b) obtaining and maintaining in force all applicable and required permits and approvals under such Environmental Laws applicable to the Producer's Generating Facilities and the Company Facilities, respectively, and (c) making all required reports and notifications applicable to the Producer's Generating Facilities and the Company Facilities, respectively, required by those laws and regulations.

                  3.15.2 A Party (the "Releasing Party") which Releases or causes a Release of any Hazardous Substance, or which engages in any remediation activities, either of which may physically affect the other Party's facilities or which may endanger persons present or entering upon the other Party's facilities, shall notify the other Party of such Release or remediation activities as soon as possible after the occurrence of such Release or the commencement of such remediation activities. A Party receiving such notice shall keep it confidential, except to the extent reasonably required to protect such Party's property or to prevent or minimize risk of extent injury. A Releasing
Party shall provide to the other Party copies of any reports filed with governmental agencies to the extent such reports cover Releases or remediation activities described above, and the Party receiving such copies shall keep them confidential, except to the extent reasonably required to protect such Party's property or prevent or minimize risk of personal injury.

                  3.15.3 Each Party shall not take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

                  3.15.4 The Producer shall not require the Company to modify any substation SPCC physical structures, including containment systems, unless required by law or regulation.

                  3.15.5 the Company and the Producer agree to coordinate with each other concerning any regulatory obligations or filings. However, if such coordination cannot be achieved, each Party will be responsible for assuring compliance with its individual obligations.


                                    ARTICLE 4
                                   OPERATIONS

4.0      Operations.

         4.1 General. The Company shall operate the Company Interconnection Facilities, and the Producer shall operate the Producer's Generating Facilities, in a safe and efficient manner and in accordance with all applicable Federal, state, and local laws, and Good Utility Practice, and otherwise in accordance with the terms of this Agreement.

                  4.1.1 The Producer shall be required to comply with the requests, orders, and directives of the Company regarding the operation of the Company Interconnection Facilities to the extent such requests, orders or directives are (a) issued pursuant to Good Utility Practice, (b) not unduly discriminatory; and (c) otherwise in accordance with applicable tariffs.

                  4.1.2 In the event the Producer believes that a request, order, or directive of the Company exceeds the limitations in Section 4.1.1, it shall nevertheless comply with the request, order, or directive of the Company pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 4.1.

4.2      Producer's Operating Obligations.

                  4.2.1 General. The Producer shall request permission from the Company, Transmission Operator, the System Operator or PJM OI, as applicable, prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures. The Producer agrees to operate the Station in accordance with the directives of the Company, Transmission Operator, System Operator and PJM OI and in accordance with Good Utility Practice.

                           4.2.1.1 The  Producer  shall carry out all  switching
orders from the Transmission Operator in a timely manner.

                           4.2.1.2  The  electrical   supply  to  the  Point  of
Interconnection shall be in the form of three-phase 60 Hz alternating current at the nominal system voltage at the Point of Interconnection.

                           4.2.1.3 The  Producer's  equipment  shall  conform to
industry standards for harmonic distortion and voltage fluctuation.

                           4.2.1.4  The  Producer  shall  comply  with  the  GPU
Transmission Operations Interconnection Requirements and
System Protection and Control Interconnection Requirements, as amended from time to time, and with related Company directives.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties, the Producer shall operate the Station with automatic voltage regulation equipment in service at all times. The voltage regulation equipment will control voltage at the Points of Interconnection consistent with the range of voltages prescribed by the Company, or the Transmission Operator, from time to time. The Company, or the Transmission Operator, may require the Producer to provide reactive power from the Station or to absorb reactive power from the Transmission System, provided that, in either case, the

Station is operating within its reactive generating capability and not violating any electric constraints. Producer shall be compensated for the provision of such services under the PJM Tariff for reactive power and voltage control services. If the PJM Tariff does not provide for compensation for such services or the PJM Tariff does not apply to the Producer's Generating Facilities, then the Producer shall be compensated for such services in accordance with a cost-based rate accepted for filing by FERC.

                           4.2.2.1  The  Producer  shall  operate the Station in
accordance with the voltage schedules prescribed by the Company, provided that meeting such voltage schedules would not cause the Station to operate outside of its reactive generating capability or violate any electrical constraints. Should the producer fail to meet the requirements in the preceding sentence, the Company will provide written notice to the Producer of such failure. If the Producer does not promptly commence appropriate action after receiving such notice to remedy such failure, the Company may then take any action necessary at the Producer's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Station. The Company shall take, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Station.

                           4.2.2.2 The Producer  shall  notify the  Transmission
Operator, to the extent required by the Transmission
Operator, if any or all generating units at the Station reaches a VAR limit, if there is any deviation from the assigned voltage schedule, or if any automatic voltage regulator is removed from or restored to service.

                  4.2.3 The Company, or the Transmission Operator, may from time to time reasonably request, order, or direct the Producer to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings. The Producer agrees to comply with such requests, orders, or directions.

                           4.2.2.3 The Producer  shall keep the Company  advised
of the Station's capability to participate in system restoration and of the Station's block start capability and shall adhere to the Company's service restoration plan and black start criteria, as amended from time to time.

                  4.2.4 Producer acknowledges that the Transmission Operator has the right to require reduced or increased generation of the Station in accordance with the PJM Agreement or the PJM Tariff, as applicable, or in accordance with applicable rules of the Transmission Operator.

         4.3 Auditing of Accounts and Records. Within two (2) years following a calendar year, the Producer and the Company shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement at the offices where such accounts and records are maintained; provided, however, that appropriate notice shall have been given prior to any audit, and provided further that the audit shall be limited to those portions of such accounts and records that relate to services provided under this Agreement for that calendar year. The Party being audited will be entitled to review the audit report and any supporting materials. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor to perform such audit.

         4.4 Transmission Services. It is the intention of the Parties that this Agreement govern the interconnection of the Station with the Transmission System and the operation of the Company Interconnection Facilities and, to the extent the operation thereof affects the Company Interconnection Facilities or the interconnection of the Station to the Transmission System, the Station. This Agreement is not intended to govern the transmission services which are or may be provided by the Company to FEAC or CEI. Transmission services for FEAC will be governed by applicable rules and tariffs of PJM or the FERC and any separate agreement between FEAC and the Company. Transmission services for CEI are governed by the Facilities Agreement, which shall be unaffected by this Agreement.


                                    ARTICLE 5
                  COST RESPONSIBILITIES AND BILLING PROCEDURES


5.0      Cost Responsibilities and Billing Procedures.

         5.1      Cost Responsibility for Interconnection Service.

                  5.1.1 Except as otherwise provided in this Agreement, the Producer shall compensate the Company for all reasonable costs, expenses and fees required to enable the Company to fulfill its obligations under this Agreement, including, without limitation, any tax liability, any costs of acquiring land necessary for the Company Interconnection Facilities and the costs and fees of all permits, licenses, franchises, or regulatory or other approvals necessary for the construction, maintenance, and operation of any Company Interconnection Facilities.

         5.2      Cost Responsibilities for Local Services.

                  5.2.1 Each Party shall be responsible for the costs for services provided to the other Party in Sections 3.8 and 3.9 as set forth in those sections.

                  5.2.2 For services which have identified price/rate schedules set forth herein, said payment shall be in accordance with said schedules as in effect from time to time. For services which require reimbursement but do not have identified price/rate schedules, the Parties shall use reasonable efforts to agree upon the price/rate to be paid prior to the performance or provision of said services.

         5.3      Billing Procedures

                  5.3.1 General. Within a reasonable time after the first day of each month, each Party shall prepare an invoice for those reimbursable services provided to the other Party under this Agreement during the preceding month.

                  5.3.2 Each invoice shall delineate the month in which the services were provided, shall fully describe the services rendered, and shall be itemized to reflect the services performed or provided.

                  5.3.3 The invoice shall be paid within thirty (30) days of issuance. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named and account designated by the invoicing Party.

                  5.3.4 Disputed amounts shall be placed in an interest-bearing escrow account, subject to resolution.

         5.4 Payment of Invoices. Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

         5.5 Interest on Unpaid Balances. Interest on any unpaid amounts (including amounts placed in escrow) shall be calculated in accordance with the methodology specified for interest on refunds in FERC's regulations at 18 C.F.R. ss.35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.6 Default. In the event either Party fails to make payment to the other Party on or before the due date, as described above, and such failure of payment is not corrected within thirty (30) calendar days after the Party notifies the Party in default to cure such failure, a default by said Party shall be deemed to exist and the provisions of Article 8.0 shall apply.

                  5.6.1 In the event of a billing dispute between the Company and the Producer, each Party shall continue to provide services as long as the other Party (a) continues to make all payments not in dispute, and (b) pays into an escrow account the portion of the invoice in dispute, pending resolution of such dispute.


                                    ARTICLE 6
                                  DOCUMENTATION

6.0      Documentation.

         6.1      Drawings.

                  6.1.1 Drawings that exclusively describe the Producer's Generating Facilities and are not the proprietary information of third parties will be transferred by the Company to the Producer prior to the Closing Date. Drawings that exclusively describe the Company Facilities, including the Company Interconnection Facilities, will be retained by the Company. Drawings describing the Station and the Company Facilities on the same drawing will be identified and marked as "common drawings." The Company shall retain a copy of the common drawings and shall provide a copy of same to the Producer prior to the Closing Date.

                  6.1.2 Each Party shall be responsible for updates and corrections to its respective drawings and shall provide copies thereof to the other Party as soon as practicable after the updates or corrections are made. Before the Closing Date, the Parties shall develop mutually agreeable procedures for updating drawings.

                  6.1.3 Except as otherwise noted on the document or drawing, the Company make no representations as to the accuracy, detail, or completeness of the documents or drawings provided to the Producer at or before the Closing Date, and the Producer hereby releases the Company from any liability arising as a result of the Producer's use of such documentation or drawings.


                                    ARTICLE 7
                                 CONFIDENTIALITY

7.0      Confidentiality.

         7.1 Confidentiality of Company. The Company shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the Producer in connection with this Agreement, except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by the Company, (b) available to the Company on a non-confidential basis prior to disclosure to the Company by the Producer, or (c) available to the Company on a non-confidential basis from a source other than the Producer, provided that such source is not known, and by reasonable effort could not be known, by the Company to be bound by a confidentiality agreement with the Producer or otherwise prohibited from transmitting the information to the Company by a contractual, legal or fiduciary obligation. The Company shall not release or disclose such information to any other person, except to its employees on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 7.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. The Company shall promptly notify the Producer if they receive notice or otherwise conclude that the production of any information subject to this Section 7.1 is being sought under any provision of law. The Company may utilize information subject to this Section 7.1 in any proceeding under Article 12, subject to a confidentiality agreement with the participants.

         7.2 Confidentiality of the Producer. The Producer shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the Company in connection with this Agreement, except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by the Producer, (b) available to the Producer on a non-confidential basis prior to disclosure to the Producer by the Company, or
(c) available to the Producer on a non-confidential basis from a source other than the Company, provided that such source is not known, and by reasonable effort could not be known, by the Producer to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Producer by a contractual, legal or fiduciary obligation. The Producer shall not release or disclose such information to any other person, except its employees on a need-to-know basis in connection with this Agreement, who has not first been advised of the confidentiality provisions of this Section
7.2 and has agreed to comply in writing with such provisions. The Producer shall promptly notify the Company if it receives notice or otherwise concludes that the production of any information subject to this Section 7.2 is being sought under any provision of law. Producer may utilize information subject to this
Section 7.2 in any proceeding under Article 12, subject to a confidentiality agreement with the participants.

         7.3      Confidentiality of Audits

                  The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to Good Utility Practice, pursuant to applicable FERC rules and regulations, as amended from time to time, or as required by the Company. Except as provided herein, neither Party will disclose the audit information to any third party without the other Party's prior written consent. Audit information in the possession of the Party not being audited shall be subject to all provisions of Article 7.

         7.4      Remedies.

                  The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under this
Article 7. Each Party accordingly agrees, subject to Section 18.0, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under this Article 7, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.


                                                      ARTICLE 8
                                                  EVENTS OF DEFAULT

8.0      Events of Default.

         8.1 Any one of the following shall constitute an event of default under this Agreement:

                  (a)  The failure to pay any amount when due;

                  (b) A breach of any material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement, including the Appendices. Failure by a Party to provide any required schedule, report or notice hereunder may constitute a material breach hereof if such failure is not cured within thirty
(30) days after notice to the defaulting Party;

                  (c) The appointment of a receiver or liquidator or trustee for either Party or of any property of a Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) The entry of a decree adjudicating a Party bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days;

                  (e) The filing of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law by a Party; or

                  (f) The failure or refusal of the Producer to permit the Company's representatives access to information, or to the Station, as necessary for the Company to operate the Transmission System.

         8.2 (a) Upon the occurrence of an event of default, the Party not in default may give written notice of the default to the defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. Except with respect to a payment default as described in Section 8.1(a), the defaulting Party shall have thirty (30) days following receipt of such notice either to (i) cure such default, or (ii) commence in good faith all such steps as are reasonable and appropriate to cure such default in the event such default cannot, in the reasonable judgment of such non-defaulting Party, be completely cured within such thirty (30) day period. With respect to the payment default described in Section 8.1(a), the defaulting party shall have ten (10) days from receipt of such default notice to cure such default.

                  (b) If the defaulting Party fails to cure such default or take such steps as provided under subparagraph (a) above, this Agreement may be terminated by written notice to the Party in default hereof. This Agreement shall thereupon terminate and the non-defaulting Party may exercise all such rights and remedies as may be available to it to recover damages, subject to
Article 18 of this Agreement, caused by such default.

                  (c) Upon the occurrence of any such event of default, the non-defaulting Party shall be entitled (i) to commence an action to require the defaulting Party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and
(ii) to exercise such other rights and remedies as it may have at equity or at law.

         8.3 Notwithstanding anything in this Agreement to the contrary, the Producer's failure to comply with the provisions of Sections 4.1 and 4.2 of this Agreement shall constitute an event of default, and if such event of default is reasonably likely to have an immediate and material adverse effect on the Company or the Transmission System, (a) the Company shall have no obligation to permit the Producer an opportunity to cure that event of default, and (b) the Company shall have the right to take immediately all reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or in equity, including the right to disconnect the Station from the Transmission System, in order to cure such default, and (c) the Producer shall be liable to the Company, despite the provisions of Section 18.0, for all damages, costs and expenses incurred by the Company (including damages, costs, and expenses related to a claim by a third party) as a result of such event of default.

                                    ARTICLE 9
                                 INDEMNIFICATION

9.0      Indemnification.

         9.1      Producer's Indemnification.

                  The Producer shall indemnify, hold harmless, and defend the Company, its parent and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Company and a third party or the Producer) for damage to property, injury to or death of any person, including the Company's employees or any third parties (collectively, "Company's Damages"), to the extent caused wholly or in part by any act or omission, negligent or otherwise, by the Producer and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with the Producer's performance or breach of this Agreement, or the exercise by the Producer of its rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, the Producer hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.2      Company's Indemnification.

                  The Company shall indemnify, hold harmless, and defend the Producer, its parent and its Affiliates, as the case may be, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, successors and permitted assigns from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding between the Producer and a third party or the Company) for damage to property, injury to or death of any person, including the Producer's employees or any third parties (collectively, "Producer's Damages"), to the extent caused wholly or in part by any act or omission, negligent or otherwise, by the Company and/or their officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with the Company's performance or breach of this Agreement, or the exercise by the Company of their rights hereunder. In furtherance of the foregoing indemnification and not by way of limitation thereof, the Company hereby waives any defense it might otherwise have under applicable workers' compensation laws.

         9.3      Indemnification Procedures.

                  If either  Party  intends to seek  indemnification  under this
Article 9.0 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety (90) days of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification  obligations of each Party under this
Article 9.0 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.


                                   ARTICLE 10
                                    INSURANCE

10.0     Insurance.

         10.1 The Parties agree to maintain, at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their property and facilities in the manner, and amounts, and for the durations set forth in Schedule B to this Agreement, as both Parties may, from time-to-time, agree to amend.

         10.2 The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage set forth in Schedule B, and the Parties agree to notify and send copies to the other of any policies maintained hereunder written on a "claims made" basis. Each Party may require the other Party to maintain tail coverage for five years on all policies written on a "claims made" basis.

         10.3 Every contract of insurance providing the coverages required in Schedule B shall contain the following or equivalent clause: "no reduction, cancellation or expiration of the policy shall be effective until ninety (90) days from the date written notice thereof is actually received by said Party." Upon receipt of any notice of reduction, cancellation or expiration, the Party shall immediately notify the other Party in accordance with Article 19.

         10.4 Each Party, and its Affiliates, shall be named as additional insureds on the general liability insurance policies set forth in Schedule B as regards liability under this Agreement.

                                   ARTICLE 11
                                  FORCE MAJEURE

11.0     Force Majeure.

         11.1 Notwithstanding anything in this Agreement to the contrary, neither the Producer nor the Company shall be liable in damages, or otherwise responsible to the other Party, for its failure to carry out any of its obligations under this Agreement, other than any obligation to pay an amount when due, if and only to the extent that it is unable to so perform or is prevented from performing by an event of force majeure.

         11.2 The term "force majeure" as used herein means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor dispute (including a strike), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, electric system disturbance, order, regulation or restriction imposed by governmental, military or lawfully-established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         11.3 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall (a) provide prompt written notice of such force majeure event to the other Party, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance, provided, however, that settlement of labor disputes will be completely within the sole discretion of the Party affected by such labor dispute; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. All performance obligations hereunder shall be extended by a period equal to the term of the resultant delay.


                                   ARTICLE 12
                                    DISPUTES

12.0     Disputes.

         12.1 Any claim or dispute, which either Party may have against the other, arising out of the Agreement shall be submitted in writing to the other Party not later than sixty (60) days after the circumstances which gave rise to the claim or dispute have taken place. The submission of any claim or dispute shall include a concise statement of the question or issue in dispute, together with relevant facts and documentation to fully support the claim.

         12.2 If any such claim or dispute arises, the parties shall use their best efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through Alternative Dispute Resolution ("ADR") techniques in accordance with the Model Procedure for Mediation of Business Disputes as published by the Center for Public Resources; however, either Party may terminate its participation in ADR during any stage of ADR and proceed under section 12.3.

         12.3 If any claim or dispute arising hereunder is not resolved pursuant to section 12.2, either Party may, upon giving the other Party at least ten (10) days prior written notice, initiate litigation to submit such claim or dispute for decision by a court of competent jurisdiction.


                                   ARTICLE 13
                                 REPRESENTATIONS

13.0     Representations.

         13.1 Representations of the Company. The Company represents and warrants to the Producer as follows:

                  13.1.1  Organization.   The  Company  is  a  corporation  duly
organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and the Company has the requisite corporate power and authority to carry on its businesses as now being conducted;

                  13.1.2 Authority Relative to this Agreement. The Company has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of each by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and delivered by the Company and, assuming that it is duly and validly executed and delivered by the Producer, constitutes a valid and binding Agreement of the Company;

                  13.1.3 Regulatory Approval. The Company has obtained any and all approvals of, and given any notices to, any public authority that are required for the Company to execute and deliver this Agreement;

                  13.1.4 Compliance With Law. The Company represent and warrant that it is not in violation of any applicable law, statute, order, rule, regulation or judgment promulgated or entered by any federal, state, or local governmental authority, which violation would affect the Company's performance of its obligations under this Agreement. The Company represent and warrant that they will comply with all applicable material laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over the Company or the transactions under this Agreement.

         13.2 Representations of the Producer. The Producer represents and warrants to the Company as follows:

                  13.2.1 Organization. Each of CEI and FEAC is a corporation duly organized, validly existing, and in good standing under the laws of Ohio, and each of CEI and FEAC has the requisite corporate power and authority to carry on its business as now being conducted;

                  13.2.2 Authority Relative to this Agreement. Each of CEI and FEAC has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. This Agreement has been duly and validly executed and delivered by each of CEI and FEAC and, assuming that it is duly and validly executed and delivered by the Company, constitutes a valid and binding Agreement of CEI and FEAC;

                  13.2.3 Regulatory Approval. Each of CEI and FEAC has obtained any and all approvals of, and given any notices to, any public authority that are required for CEI and FEAC to execute and deliver this Agreement;

                  13.2.4 Compliance With Law. CEI and FEAC each represents and warrants that it is not in violation of any applicable, law, statute, order, rule, regulation or judgment promulgated or entered by any federal, state, or local governmental authority, which violation would affect the performance by CEI and FEAC of their obligations under this Agreement. CEI and FEAC represent and warrant that they will comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over CEI or FEAC or the transactions under this Agreement.

         13.3   Representations  of  Both  Parties.   The   representations  and
warranties in Sections 13.1.4 and 13.2.4 shall continue in full force and effect for the term of this Agreement.

                                   ARTICLE 14
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

14.0     Assignment/Change in Corporate Identity.

         14.1 This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned without the prior written consent of the other Party; which consent shall not be unreasonably withheld or delayed. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, (i) Producer may assign all of its rights and obligations hereunder to any majority-owned subsidiary (direct or indirect) which acquires all, or substantially all, of Producer's interest in the Station and upon the Company's receipt of notice from Producer of any such assignment, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, and all references herein to "Producer" shall thereafter be deemed to be references to such assignee, in each case without the necessity for further act or evidence by the Parties hereto or such assignee, and (ii) Producer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution for the purposes of financing or refinancing the Producer's Generating Facilities, including upon or pursuant to the exercise of remedies with respect to such financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof, provided, however, that no such assignment described in (i) and (ii) of this Section 14.1 shall relieve or discharge the Assignor from any of its obligations hereunder. The Company agrees to execute and deliver, at the Producer's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge, or other disposition of rights hereunder for purposes of the financing or refinancing of the Producer's Generating Facilities, so long as the Company's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         14.2 No assignment, transfer, conveyance, or disposition of rights or obligations under this Agreement by a Party shall relieve that Party from full liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, or disposition unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability.

         14.3 If any of the Company, CEI or FEAC terminates its existence as a corporate entity by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such party's assets are transferred to another person or business entity (a "Successor") without complying with this Article

14, the Company, in the case of such action having been taken by CEI or FEAC, and the Producer, in the case of such action having been taken by the Company, shall have the right, enforceable in a court of competent jurisdiction, to enjoin the Successor from using the property in any manner that interferes with, impedes, or restricts the other Party's ability to carry out its ongoing business operations, rights, and obligations. Where applicable, the Company shall have the right, as set forth in Section 3.2.2, to operate such equipment set forth in Section 3.2.2 which is necessary for the Company to Maintain the Transmission System.


                                   ARTICLE 15
                                 SUBCONTRACTORS

15.0     Subcontractors

         15.1 Nothing in this Agreement shall prevent a Party from utilizing the services of such subcontractors as it deems appropriate to perform its obligations under this Agreement; provided, however, that each Party shall require its subcontractors to comply with all applicable terms and conditions of this Agreement in providing such services.

         15.2 The creation of any subcontractor relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if it itself had acted and/or omitted to act. Any applicable obligation imposed by this Agreement upon a Party shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.


                                   ARTICLE 16
                                 LABOR RELATIONS

16.0     Labor Relations.

         The Company and the Producer agree to immediately notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute of which its management has actual knowledge that might reasonably be expected to affect the operations of the other Party with respect to this Agreement.


                                   ARTICLE 17
                          INDEPENDENT CONTRACTOR STATUS

17.0     Independent Contractor Status.

         Nothing  in  this   Agreement   shall  be  construed  as  creating  any
relationship between the Company and the Producer other than that of independent contractors.

                                   ARTICLE 18
                             LIMITATION OF LIABILITY

18.0     Limitation on Damages.

         Except for indemnity obligations set forth in Article 9 and as set forth in Section 8.3, neither the Company nor the Producer, nor their respective officers, directors, agents, employees, parents, affiliates, or successors or assigns of any of them, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, attorneys' fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 18.0 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.


                                   ARTICLE 19
                                     NOTICES

19.0     Notices.

         19.1 On or prior to the Closing Date, each Party shall indicate to the other Party, by notice, the appropriate person and their telephone numbers during each eight-hour work shift to contact in the event of an Emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         19.2 All notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

         If to the Company:

                                  GPU Energy
                                  2800 Pottsville Pike
                                  P.O.Box 16001
                                  Reading, PA 10640-0001
                                  Attention: Bradley J. Breidinger
                                  Phone (610) 921-6971
                                  Fax: (610) 939-8537

         If to the Producer:

                                  FirstEnergy Corp.
                                  76 South Main Street
                                  Akron, Ohio  44308
                                  Attention:  Guy L. Pipitone
                                              Vice President, Fossil Generation
                                  Telecopier: 330-384-5545

         with a copy to:

                                  David L. Feltner, Esq.
                                  Associate General Counsel
                                  FirstEnergy Corp.
                                  76 South Main Street
                                  Akron, Ohio  44308
                                  Telecopier:  330-384-3875

or such other address as is furnished in writing by such Party; and any such notice or communication shall be deemed to have been given as of the date so mailed.


                                   ARTICLE 20
                                    HEADINGS

20.0     Headings.

         The descriptive headings of the Articles and Sections of this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.


                                   ARTICLE 21
                                     WAIVER

21.0     Waiver.

         Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.


                                   ARTICLE 22
                                  COUNTERPARTS

22.0     Counterparts.

         This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement.

                                   ARTICLE 23
                         GOVERNING LAW AND CONSTRUCTION

23.0     Governing Law and Construction..

         23.1     Laws and Regulations.

                  This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction.

         23.2 When not in conflict with or preempted by federal law, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement and jurisdictional to FERC or the appellate courts having jurisdiction over FERC matters, any action arising out of or concerning this Agreement must be brought in the courts (state or federal) of the Commonwealth of Pennsylvania. Both Parties hereby consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania for the purpose of hearing and determining any action not preempted by federal law.


                                   ARTICLE 24
                                  SEVERABILITY
24.0     Severability.

         In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.


                                   ARTICLE 25
                                    AMENDMENT

25.0     Amendments.

         25.1     Except as provided in Article 2:

                  25.1.1 The rates, terms, and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of the Parties. It is the intent of this Section 25.1 that, to the maximum extent permitted by law, the rates, terms and conditions in this

Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party,
(b) by a Party, (c) by a third party, or (d) in any other manner.

                  25.1.2   This   Agreement   may  be  amended,   modified,   or
supplemented only by written agreement of both the Company and the Producer.


                                   ARTICLE 26
                                ENTIRE AGREEMENT

26.0     Entire Agreement.

         This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof or thereof, and supersedes any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein.


                                   ARTICLE 27
                          NO THIRD PARTY BENEFICIARIES

27.0     No Third Party Beneficiaries.

         Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.


                                   ARTICLE 28
                                    CONFLICTS

28.0 Conflicts.

         Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not affect any of the Producer's rights and obligations under
(a) the PJM Tariff, and related agreements, (b) the Sublicense Agreements, (c) applicable FERC orders, regulations or policy, or (d) the Facilities Agreement (such agreements, orders, regulations, and tariffs referred to collectively as the "Ancillary Documents"). In the event of a conflict between any provision of this Agreement and any provision of one or more Ancillary Documents, which conflict is not permissible or has not been waived by the appropriate regulatory agency, the provision of the Ancillary Document shall control.

                                   ARTICLE 29
                               FURTHER ASSURANCES

29.0  Further Assurances.

         The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further information, instruments and documents that may be reasonably requested in order to effectuate the transactions contemplated hereby.

         IN  WITNESS   WHEREOF,   the  Parties  have  caused  their   authorized
representatives to execute this Agreement as of the date first above written.


                           Pennsylvania Electric Company d/b/a/ GPU Energy


                           Name:
                           Title:

                           FE Acquisition Corp.



                           Name:
                           Title:

                           The Cleveland Electric Illuminating Company


                           -------------------------------------
                           Name:
                           Title:

                                   Schedule B


                             Insurance Requirements



         1. The Producer shall keep the Station and the Company shall keep the Company Interconnection Facilities continuously insured against loss or damage in amounts and for risks that property of similar character is usually so insured by entities owning and operating like properties.



         2. The Company and the Producer, or the operator of the Station (if other than the Producer) and their respective successors and assigns shall procure or cause to be procured and shall maintain in effect continuously during the term of this Agreement the following minimum insurance coverages:



         Type of Coverage                   Liability Limits
         ----------------                   ----------------


         Worker's Compensation              Statutory


         Employer's Liability               $500,000 per occurrence/injury


         Comprehensive/General              $1,000,000 combined single limit,

         Liability including:               each occurrence $2,000,000
                                            aggregate limit applicable
                                            for the Facility

         Bodily Injury

         Property Damage

                  Blanket Contractual

                  Underground Explosion and

                  Collapse Hazard

                  Products and Completed

                  Operations Hazard

                  Board Form Property Damage

                  Personal Injury


         Automobile Liability

         (Owned, Hired, Non-Owned)          $1,000,000 combined

         Bodily Injury                      single limit

         Property Damage

         Commercial Umbrella Liability      $9,000,000 per occurrence

         following the form of

                  Commercial General Liability,

                  Automobile Liability and

                  Employers Liability







         3. All insurance policies identified in paragraph 2, except Worker's Compensation Insurance, shall name the other Party as additional insureds.







         4. Each Party shall provide, and shall continue to provide to the other Party, during the term of the Agreement (including any extensions), by delivering to its corporate office at:



                           FOR PRODUCER:  FirstEnergy Corp.
                                          76 South Main Street
                                          Akron, Ohio  44308
                                          Attention: Guy L. Pipitone
                                              Vice President, Fossil Generation
                                          Telecopier: 330-384-5545

                           with a copy to:
                                          David L. Feltner, Esq.
                                          Associate General Counsel
                                          FirstEnergy Corp.
                                          76 South Main Street
                                          Akron, Ohio  44308
                                          Telecopier:  330-384-3875



                           FOR COMPANY:   GPU Energy
                                          2800 Pottsville Pike
                                          P.O. Box 16001
                                          Reading, Pennsylvania 10040-0001
                                          Attention: Bradley J. Breidinger
properly executed and current certificates of insurance relative to insurance policies. Certificates of insurance shall provide the following information:


                  (a) Name of insurance company, policy number and expiration date;


                  (b) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions.


                  (c) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or reduction of liability limits with respect to said insurance policies; and



                  (d) To the extent applicable, a statement indicating that the other Party have been named as an additional insured.



         7. A copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company, or in lieu thereof or in addition thereto, at the Company's discretion, a certificate in form satisfactory to the Company certifying to the issuance of such insurance, shall be furnished to the Company not less than ten (10) days prior to the interconnection of the Station and fifteen (15) days prior to the expiration date of each such policy and/or certificate.



         8. Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.